Exhibit 99.1

Contacts: Investor Relations InvestorRelations@uscentury.com Martha Guerra-Kattou (305) 715-5141 MGuerra@uscentury.com

U.S. CENTURY BANK NAMES WILLIAM TURNER

NEW EXECUTIVE VICE PRESIDENT AND CHIEF CREDIT OFFICER

MIAMI – December 7, 2023 –USCB Financial Holdings, Inc. (the “Company”) (NASDAQ: USCB), the holding company for U.S. Century Bank (the “Bank”), announced today that  William “Bill” Turner, a bank executive with more than 35 years of credit experience, has been named the Bank’s new executive vice president and chief credit officer. Turner succeeds Benigno Pazos, who recently announced his retirement.

“Bill’s decades of proven expertise in credit management and leadership within the banking industry will continue the enhancement of the exceptional quality of the loan portfolio that Ben spearheaded as we implement new, diversified strategies for growth,” said Luis de la Aguilera, chairman, president, and CEO of U.S. Century Bank.

Most recently, Turner served as the chief credit officer at Interamerican Bank and previously held the same position at Apollo Bank, both in Miami. Additionally, he served as senior vice president and credit policy officer at TotalBank, also in Miami. Turner began his banking career as a national bank examiner for the Office of the Comptroller of the Currency in South Florida. Turner is also a military veteran who served in the U.S. Naval Submarine Service stationed at Pearl Harbor.

Turner graduated from the University of Miami with a Bachelor of Business Administration.

About USCB Financial Holdings, Inc.

USCB Financial Holdings, Inc. is the bank holding company for U.S. Century Bank. Established in 2002, U.S. Century Bank is one of the largest community banks headquartered in Miami, and one of the largest community banks in the state of Florida. U.S. Century Bank is rated 5-Stars by BauerFinancial, the nation’s leading independent bank rating firm. U.S. Century Bank offers customers a wide range of financial products and services and supports numerous community organizations, including the Greater Miami Chamber of Commerce, the South Florida Hispanic Chamber of Commerce, and ChamberSouth. For more information or to find a banking center near you, please call (305) 715-5200 or visit www.uscentury.com.

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